Chang G. Park, CPA, Ph. D.

2667 CAMINO DEL RIO S. PLAZA B / SAN DIEGO / CALIFORNIA 92108-3707

TELEPHONE (858)722-5953 / FAX (858) 761-0341 / FAX (858) 433-2979

E-MAIL changgpark[at]gmail.com

March 19, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of March 18, 2009 on the reviewed financial statements of Alarming Devices, Inc. as of February 28, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park

_____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board